EXHIBIT 23.1

         CONSENT OF ACCOUNTANT



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Daljama, Inc. as of August 9, 2000 in conformity with generally accepted accounting principles.

                                       MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                       Certified Public Accountants

New York, New York
August 9, 2000